Exhibit 10.9
FORM OF MASTER RESTRICTED STOCK AGREEMENT
(Non-Employee Directors)
     This Master Restricted Stock Agreement (this “Agreement”) is dated as of                     , 200_, by and between DEAN FOODS COMPANY, a Delaware corporation (the “Company”), and                      (the “Participant”).
     WHEREAS, the Company has adopted the Dean Foods Company 2007 Stock Incentive Plan (the “Plan”); and
     WHEREAS, the Participant is a Non-Employee Director of the Company (as such term is defined in the Plan); and
     WHEREAS, the Company currently pays its Non-Employee Directors a fee of $35,000 for each full year of service, plus $3,000 for each meeting of the Board of Directors attended in person, plus $1,000 for each meeting attended by phone, $2,000 annually for each committee [$5,000 for Audit or Compensation committees] on which the director serves and an additional $4,000 for chairing any such committee [$10,000 for chairing Audit or Compensation committees], plus $25,000 annually for serving as lead director (all such fees, as they may be increased or decreased from time to time, being herein referred to collectively as the “Non-Employee Director Fees”). The Non-Employee Director Fees are payable quarterly in arrears; and
     WHEREAS, the Company offers each Non-Employee Director the option of receiving his or her Non-Employee Director Fees in cash or in restricted shares of the Company’s common stock, (all such shares issued pursuant to this Agreement being herein referred to as (“Restricted Stock”); and
     WHEREAS, if a Non-Employee Director elects to receive his or her Non-Employee Director Fees in shares of Restricted Stock rather than in cash, the number of shares issuable will be determined by multiplying 1.5 by the amount of Non-Employee Director Fees owed, and dividing such product by the average closing price of the Company’s common stock on the New York Stock Exchange over the 30 trading days preceding the date of award; and
     WHEREAS, the Participant has elected to receive all or a portion of his or her Non-Employee Director Fees in shares of Restricted Stock rather than in cash.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and other terms and conditions set forth in this Agreement, the Company and the Participant agree as follows:

     1. Grant of Restricted Stock; Vesting.
     (a) Subject to the terms, conditions and restrictions set forth in this Agreement, the Company hereby grants, issues and delivers to Participant, and Participant hereby accepts from the Company (at no cost to the Participant), that number of shares of Restricted Stock shown on Exhibit A hereto. In addition, the Company shall from time to time grant additional shares of Restricted Stock to Participant pursuant to this Agreement, each time by executing an addendum to this Agreement which shall reflect the number of shares granted, the vesting provisions and the grant date. Participant will have voting rights and rights to receive dividends (to the extent declared by the Company) with respect to all Restricted Stock granted to Participant from time to time pursuant to this Agreement.
     (b) All shares granted as of the date hereof shall vest on the dates set forth on Exhibit A hereto; and all shares granted after the date hereof shall vest on the dates set forth on the Addendum related to such grant; provided that all unvested shares of Restricted Stock awarded pursuant to this Agreement shall immediately vest if (i) Participant is removed as a director of the Company without cause, (ii) Participant ceases to serve as a director of the Company as a result of death or disability, (iii) Participant is not re-elected as a director of the Company or otherwise ceases to serve as a director at the expiration of his or her term, or (iv) a Change in Control occurs. A “Change in Control” means the first occurrence of any of the following events after April 2, 2007 (the “Effective Date”):
     (i) any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, referred to herein as the “Act”), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;
     (ii) the persons who, as of the Effective Date, are serving as the members of the Board of Directors (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board of Directors (or the board of directors of any successor to the Company), provided that any director elected to the Board of Directors, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);
     (iii) the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board of Directors as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);
     (iv) the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x);
     (v) the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced; and
     (vi) any other event not described in clauses (i) through (v) above that the Board of Directors, in its discretion, determines to be a Change in Control.
     (c) The Participant will immediately forfeit all unvested shares of Restricted Stock awarded hereunder if the Participant resigns his or her position as a director, other than as a result of death or disability, or if he or she declines to stand for re-election as a director if nominated by the Board of Directors of the Company.
     2. Restrictions on Transfer. The Participant may not sell, pledge or otherwise transfer unvested shares of Restricted Stock. The Company is not obligated to recognize any purported sale or other transfer of Restricted Stock in violation of this Section 2 and may treat any such purported sale or transfer as null, void and of no effect. The Participant hereby agrees with the Company that each certificate representing Restricted Stock will bear substantially the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN DEAN FOODS COMPANY (“DEAN”) AND THE HOLDER OF THIS CETIFICATE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS PERMISSIBLE.
     3. Compliance with Securities Laws. The Restricted Stock may not be sold, pledged or otherwise transferred in the absence of an effective registration statement pertaining thereto under the Securities Act of 1933, as amended, and all applicable regulations promulgated thereunder, and under any applicable state securities laws and all applicable regulations promulgated thereunder, or an exemption from the registration requirements thereof.
     4. Compliance with Plan. Participant acknowledges that this Agreement is entered into, and all Restricted Stock issued pursuant to this Agreement is issued pursuant to the Plan and that the provisions of the Plan are applicable to all such Restricted Stock. The Participant agrees to comply with the provisions of the Plan, as it may be amended from time to time, to the extent that such provisions are not inconsistent with the provisions of this Agreement.
     5. Miscellaneous.
          (a) Binding Effect. This Agreement will be binding on and will inure to the benefit of the respective successors, assigns and personal representatives of the parties hereto. Following the death of the Participant, the provisions hereof applicable to the Participant will apply equally to the Participant’s estate and personal representative.
          (b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, that provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
          (c) Entire Agreement. This Agreement and the Plan embody the complete agreement of the parties with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. Except as set forth in the Plan, this Agreement may be amended only in writing executed by the Company and the Participant.
          (d) Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally, by telecopy or by overnight courier service or three days after being sent by mail, postage prepaid, to (a) if to the Company, to the Company’s principal place of business, or (b) if to the Participant, to his or her place of employment or to his latest address then contained in the Company’s records (or to such changed address as such person may subsequently give notice of in accordance herewith).
          (e) Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.
          (f) Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement as of the date first above written.

DEAN FOODS COMPANY
By:
[Name]
[Title]

PARTICIPANT:

[Name]
[Address]

Exhibit A

Vest Date	No. of Shares